UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2022

J.P. Morgan Real Estate Income Trust, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	333-265588	87-3439916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

277 Park Avenue, 9th Floor New York, NY	10172
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 270-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry Into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2022, J.P. Morgan Real Estate Income Trust, Inc. (the “Company”), as initial guarantor, and J.P. Morgan REIT Operating Partnership, L.P. (the “Operating Partnership”), as initial borrower, entered into a credit agreement (“Credit Agreement”) with U.S. Bank National Association (“U.S. Bank”), as administrative agent and letter of credit issuer. The Credit Agreement provides for aggregate commitments of up to $65,000,000 for secured revolving loans and letter of credit issuances, with an accordion feature pursuant to which the Operating Partnership may increase the aggregate commitments up to $150,000,000, subject to the satisfaction of certain conditions (the “Credit Facility”). The Operating Partnership may use the proceeds of borrowings under the Credit Agreement for general corporate purposes.

Loans outstanding under the Credit Facility bear interest and line of credit fees, at the Operating Partnership’s option, at either a relevant Sterling Overnight Financing Rate (“SOFR”) plus an applicable margin or a “base rate” equal to the higher of (i) zero and (ii) the sum of the Federal Funds Effective Rate plus 0.5% per annum, plus the applicable margin. The applicable margin ranges from 1.55% to 1.65% for borrowings at a relevant SOFR rate determined under the terms of the Credit Agreement, 1.55% to 1.65% for borrowings at a relevant “base rate” determined under the terms of the Credit Agreement, or 1.55% to 1.65% for lines of credit, in each case, based on the borrowing as defined in the Credit Agreement. Loans under the Credit Facility will mature on the earliest of (i) August 31, 2023, (ii) the date an earlier termination pursuant to an event of default specified in the Credit Agreement occurs or (iii) the date of occurrence of other maturity date events specified in the Credit Agreement, unless extended pursuant to the terms of the Credit Agreement.

Pursuant to the Credit Agreement, the Operating Partnership has made certain representations and warranties and must comply with various covenants and reporting requirements customary for facilities of this type. The Credit Agreement contains events of default customary for financings of this type. Upon the occurrence of certain events of default, U.S. Bank may, and at the instruction of the lender(s) will, among other remedies, suspend the commitments of lenders and any obligation of the letter of credit issuer to make letter of credit extensions, terminate the commitments of lenders and any obligation of the letter of credit issuer to make letter of credit extensions, and declare the outstanding loans and other obligations under the Credit Facility immediately due and payable.

Borrowings under the Credit Facility are guaranteed by the Company.

The summary of the Credit Agreement set forth above does not purport to be a complete summary and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1*	Credit Agreement dated August 31, 2022, by and among J.P. Morgan REIT Operating Partnership, L.P., J.P. Morgan Real Estate Income Trust, Inc. and U.S. Bank National Association

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

J.P. Morgan Real Estate Income Trust, Inc.

Date: September 2, 2022	By:	/s/ Lawrence A. Goodfield, Jr.
Lawrence A. Goodfield, Jr.
Chief Financial Officer and Treasurer